Exhibit 99.2

14375 NW Science Park Drive

Portland, OR 97229

October 30, 2014

CFO Commentary on Third Quarter 2014 Financial Results, Upward-Revised 2014 Financial Outlook, and Preliminary 2015 Indications

Related Information

Please reference accompanying financial information in the corresponding quarterly earnings release at http://investor.columbia.com/results.cfm.

Conference Call

The company will host a conference call on Thursday, October 30, 2014 at 5:00 p.m. ET to review third quarter results and its upward-revised FY2014 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company’s website http://investor.columbia.com where it will remain available until October 29, 2015.

All per-share amounts have been adjusted to reflect the 2-for-1 stock split that was completed on September 26, 2014 to shareholders of record on September 8, 2014.

Summary

Several significant factors affected the company’s third quarter 2014 financial results, financial position and comparisons to third quarter 2013, including:

•	Shipment of increased North American Fall 2014 wholesale orders for the Columbia and Sorel brands;
•	Increased direct-to-consumer (DTC) net sales, primarily in North America;
•	Inclusion of the financial results of the China joint venture that commenced January 1, 2014;
•	Inclusion of a full quarter of financial results from the prAna business, which was acquired on May 30, 2014; and
•	Increased depreciation and operating costs associated with the U.S. ERP implementation that occurred in April 2014.

These factors are reflected in the financial results reported herein except where specifically noted otherwise.

Third quarter consolidated net sales increased $152.2 million, or 29 percent, to a record $675.3 million, compared with net sales of $523.1 million for the third quarter of 2013.

Gross margin expanded approximately 100 basis points to 45.4 percent of net sales. Selling, general & administrative (SG&A) expenses increased $47.7 million, or 29 percent, and represented 31.2 percent of net sales. Excluding the incremental expenses associated with prAna and the China JV, SG&A expense increased approximately 12 percent.

Third quarter 2014 operating income totaled $98.3 million, an increase of 28 percent compared to operating income of $76.9 million in last year’s third quarter.

Net income totaled $65.6 million, or $0.93 per diluted share, an increase of 20 percent compared to third quarter 2013 net income of $54.6 million, or $0.79 per diluted share.

Our updated full year 2014 financial outlook, including the effects of the prAna acquisition, anticipates:

•	a 22 percent increase in net sales to approximately $2.06 billion;
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operating income to increase up to 36 percent compared with 2013 operating income, to approximately $180 million, representing operating margin of approximately 8.7 percent, compared with 2013 operating margin of 7.8 percent, which included a non-cash asset impairment charge of approximately $9.0 million;

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net income after non-controlling interest of approximately $127 million, or approximately $1.80 per diluted share, a 35 percent increase compared with full year 2013 net income after non-controlling interest  of $94.3 million, or $1.36 per diluted share;

The Updated 2014 Financial Outlook and Preliminary 2015 Indications section beginning on page 5 below contains a more detailed discussion of the factors contributing to this outlook and includes comparisons of anticipated 2014 and actual 2013 operating results.

Third Quarter Financial Results

(All comparisons are between third quarter 2014 and third quarter 2013, unless otherwise noted.)

Net Sales

Consolidated net sales increased $152.2 million, or 29 percent, to a record $675.3 million, compared with $523.1 million, with all four geographic regions contributing growth. The increase in third quarter 2014 net sales included organic growth of approximately $73.3 million, or 14 percent, and incremental net sales of $50.7 million from the company’s new China joint venture (JV) and $28.2 million from the newly-acquired prAna brand. Changes in foreign currency exchange rates had a negative effect of less than 1 percentage point on net sales growth.

Regions

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U.S. net sales increased $83.2 million, or 26 percent, to $406.3 million. The increase in U.S. net sales primarily reflected shipments of higher Fall 2014 advance orders to wholesale customers, $28.2 million of incremental prAna net sales, and increased direct-to-consumer sales. During the third quarter of 2014, the company operated 84 U.S. retail stores (71 outlet, 13 branded including 5 prAna), compared with 68 stores (60 outlet, 8 branded) during the same period in 2013, plus 5 branded ecommerce sites.

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Net sales in the LAAP region increased $51.5 million, or 72 percent, to $123.5 million, primarily reflecting incremental net sales of $50.7 million from the company’s new China JV and small offsetting variances in Korea, Japan and distributor markets. The net sales comparison includes a 1 percentage point benefit from changes in currency exchange rates.

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Net sales in the EMEA region increased $0.7 million, or 1 percent, to $78.8 million, due to a 1 percentage point benefit from changes in currency exchange rates. Net sales increased 9 percent in Europe direct markets, primarily reflecting shipments of increased advance fall 2014 orders for the Columbia brand in those markets, and a 2 percentage point benefit from favorable changes in currency exchange rates. That increase was partially offset by lower net sales to EMEA distributors, reflecting a shift in timing of shipments of increased Fall 2014 advance orders into the second quarter.

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Net sales in Canada increased $16.8 million, or 34 percent, to $66.7 million, reflecting increased wholesale and DTC net sales, and included a 6 percentage point negative effect from changes in currency exchange rates.

Global Product Categories

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Global Apparel, Accessories & Equipment net sales increased $120.8 million, or 28 percent, to $549.4 million, primarily due to increased Columbia brand net sales and $28.2 million of incremental prAna net sales, partially offset by lower Mountain Hardwear net sales.

•	Global Footwear net sales increased $31.4 million, or 33 percent, to $125.9 million, consisting primarily of higher Columbia and Sorel brand net sales.

Global Brands

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Columbia global brand net sales increased $123.9 million, or 29 percent, to $555.4 million, primarily reflecting increased U.S. wholesale and DTC net sales, incremental net sales from the China JV, and increased net sales in Canada and Europe-direct markets.

•	Sorel global brand net sales increased $10.8 million, or 23 percent, to $58.2 million, driven by increased North American wholesale and DTC net sales.
•	prAna contributed $28.2 million of incremental net sales, representing its first full quarter of consolidation following its acquisition by Columbia on May 30, 2014.
•	Mountain Hardwear global brand net sales decreased $9.6 million, or 24 percent, to $31.0 million, primarily reflecting lower net sales in North America and Korea.

Gross Margin

Third quarter 2014 gross margins expanded 100 basis points to 45.4 percent, primarily reflecting:

•	a more favorable mix of full-price wholesale and direct-to-consumer sales,
•	the effect of including in gross margin amounts that were previously recognized as licensing income prior to commencement of the China JV, and
•	a lower mix of lower margin shipments to international distributors,

partially offset by:

•	unfavorable foreign currency hedge rates.

Selling, General and Administrative (SG&A) Expense

Third quarter 2014 SG&A expense increased $47.7 million, or 29 percent, to $210.7 million, or 31.2 percent of net sales, a comparable expense ratio to last year’s third quarter.

The increase included:

•	incremental consolidated operating costs associated with the China JV and prAna brand,
•	increased expenses related to the company’s expanding DTC operations,
•	increased demand creation expenses,
•	increased operating costs of our new ERP and related IT initiatives, and
•	increased personnel and incentive compensation costs.

Excluding the incremental expenses associated with the China JV and prAna, SG&A increased $19.9 million, or 12%.

Our new ERP system and multiple ancillary systems went live in the U.S. in early April 2014, as phase 2 of a multi-year, global ERP implementation. We now have our North American wholesale business and the majority of our global supply chain operations functioning on the new platform. The next implementation phase, scheduled to occur in the second quarter of 2015, will involve our international distributor businesses in the EMEA and LAAP regions. We expect continued global ERP investments to enable improved supply chain efficiencies and inventory utilization, which we expect to positively affect operating cash flow and gross margins over time.

Operating Income

Consolidated operating income increased 28 percent, to $98.3 million, or 14.6 percent of net sales, compared with third quarter 2013 operating income of $76.9 million, or 14.7 percent of net sales.

Excluding prAna’s operating results, as well as approximately $3.9 million of amortization of certain acquired assets, costs associated with the step-up in acquired inventory, and other integration costs related to the prAna acquisition, adjusted third quarter 2014 net operating income totaled $97.7 million, or 15.1 percent of adjusted net sales.

Income Tax Expense

The effective income tax rate for the third quarter of 2014 was 31.3 percent, compared to 29.5 percent for the third quarter of 2013. The effective income tax rate for the first nine months of 2014 was 27.5 percent, compared to 27.8 percent for the comparable 2013 period. We continue to forecast a full year tax rate of approximately 27.0 percent.

Net Income

Consolidated net income increased 20 percent to $65.6 million, or $0.93 per diluted share, compared with net income of $54.6 million, or $0.79 per diluted share, in the third quarter of 2013.

Balance Sheet

At September 30, 2014, cash and short-term investments totaled $185.8 million, compared to $303.2 million at the same time last year. At September 30, 2014, approximately 76 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated accounts receivable at September 30, 2014 totaled $458.8 million, a 21 percent increase on 29 percent sales growth. Consolidated Days Sales Outstanding (DSO) at September 30, 2014 stood at 61 days, a decrease of 4 days compared with September 30, 2013.

Consolidated inventory of $494.8 million at September 30, 2014 increased $84.7 million, or 21 percent, compared to September 30, 2013. Excluding $47.4 million of incremental inventory of the China JV and prAna, inventory was 9 percent higher than one year ago.

Year-to-Date 2014 Cash Flow

Net cash used in operations through the first nine months of 2014 was $108.5 million, compared to net cash provided by operations of $23.7 million in the first nine months of 2013. The $132.2 million decrease in operating cash flow was due primarily to increased inventory purchases and lower collections of receivables, partially offset by increased accounts payable and accrued liabilities, and increased net income.

Capital expenditures through the first nine months of 2014 totaled $42.8 million, compared to $49.2 million in the first nine months of 2013. Capital expenditures in both periods were concentrated in the expansion of DTC operations and the company’s ongoing global ERP system implementation and related projects.

The company paid regular quarterly cash dividends of $29.4 million during the first nine months of 2014.

During the third quarter and through October 20, 2014, the company repurchased approximately 420,500 shares of common stock at an aggregate purchase price of approximately $15.0 million, including 54,600 shares ($2.0 million) purchased during the third quarter. Approximately $43.6 million remains under the current repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

Two-for-One Stock Split

The company completed a previously-approved two-for-one stock split in the form of a 100 percent stock dividend on September 26, 2014 to shareholders of record on September 8, 2014.

Regular Quarterly Cash Dividend

At its regular board meeting on October 24, 2014, the board of directors authorized a 7 percent increase in the company’s regular quarterly cash dividend, to $0.15 per share, payable on December 4, 2014 to shareholders of record on November 20, 2014. This is the second increase in the quarterly dividend during 2014, bringing the cumulative increase in the dividend over the past 12 months to 20 percent.

Updated 2014 Financial Outlook and Preliminary 2015 Indications

Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal sales and profitability pattern weighted toward the second half of the fiscal year.

Fall season advance wholesale orders typically drive a significant portion of our annual sales and are one of several significant factors we use to formulate our full year outlook. However, among many risks inherent in our global business, our projected full year sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and lead to higher-than anticipated order cancellations and lower reorders by our wholesale customers and/or lower-than-projected sales through our DTC channels, particularly during the fourth quarter.

Anticipated Fiscal 2014 Effects of prAna Acquisition

The company expects to recognize incremental prAna net sales of approximately $55 million during fiscal year 2014, which is expected to contribute low double-digit operating margin to Columbia’s consolidated 2014 results. In addition, during 2014 the company incurred one-time transaction costs of approximately $3.4 million, and expects to record amortization of certain acquired assets, costs associated with the step-up in acquired inventory, and other integration costs totaling approximately $7.6 million which, combined, equate to approximately $6.9 million net of tax, or $(0.10) per diluted share.

Consolidated FY2014 Financial Outlook

Including prAna’s anticipated operating results for the June through December period, as well as the non-recurring transaction costs, amortization of certain acquired assets, costs associated with the step-up in acquired inventory,  and other integration costs described above, we expect full year 2014 financial results to include:

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global net sales of approximately $2.06 billion, representing 22 percent growth over 2013 net sales of $1.68 billion. Approximately 55 percent of this anticipated growth represents incremental net sales of the company’s China JV and newly acquired prAna brand; the remainder represents 10 percent organic growth from the company’s existing brand portfolio, led by growth in the Columbia and Sorel brands.

•	gross margin expansion of up to 130 basis points compared with 2013 reflecting the following key drivers:
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the addition of China JV wholesale and retail sales, which are anticipated to carry higher gross margins than our previous China distributor business, including recording in gross margin amounts previously reported as licensing income;

o	a higher proportion of full-price product sales, reflecting less close-out/excess inventory and less promotional activity;
o	a higher proportion of wholesale sales, which generate higher gross margins than sales to international distributors;

partially offset by:

o	unfavorable foreign currency hedge rates.
•	SG&A expense leverage of up to 15 basis points compared with 2013. The increase in projected SG&A expenses of approximately $137 million consists primarily of:
o	approximately $43 million of incremental operating costs of the China JV;
o	increased demand creation costs of approximately 5.4 percent of net sales compared to 4.6 percent of net sales in 2013;
o	approximately $22 million of incremental operating costs related to the prAna brand;
o	approximately $20 million to support continued global expansion and operations of our DTC business;
o	approximately $15 million of increased operating costs related to our new ERP and related systems in the U.S., which went live in April 2014; and
o	approximately $14 million in increased personnel, incentive compensation and other variable costs;

partially offset by:

o	anticipated non-recurrence of $9 million in asset impairment charges recognized in 2013; and
o	favorable foreign currency exchange translation.

•	licensing income of approximately $6 million;
•	operating margin of approximately 8.7 percent, compared with 2013 operating margin of 7.8 percent;
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a full year tax rate of approximately 27.0 percent, which could differ based on the status of tax uncertainties, the geographic mix of pre-tax income, and other discrete events that may occur during the year;

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net income after non-controlling interest of approximately $127 million, or approximately $1.80 per diluted share, an increase of approximately 35 percent compared to $94.3 million, or $1.36 per diluted share, in 2013. Fiscal year 2014 net income includes the expected effects of:

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one-time acquisition costs, amortization of certain acquired assets, costs associated with the step-up in acquired inventory, and other integration costs related to the prAna acquisition totaling approximately $6.9 million, net of tax, or $(0.10) per diluted share;

o	approximately $0.08 incremental diluted earnings per share from the new China JV, after interest, taxes and non-controlling interest;
•	inventory expected to increase at a rate slower than anticipated sales growth, including incremental China JV and prAna inventory;

•	capital expenditures of approximately $65 to $70 million, comprising investments in DTC business expansion, ERP and IT-related initiatives, and other project-based and maintenance capital.

Preliminary FY2015 Financial Indications

We recently completed accepting advance wholesale and distributor orders for the Spring 2015 season. The growth indicated by those advance orders, together with anticipated incremental net sales of the prAna brand in the first half of 2015, and our internal plans for continued expansion and growth in our global direct-to-consumer businesses, leads us to anticipate that net sales growth will continue at a double-digit percentage rate through the first half of 2015.

In addition, early Fall 2014 sell-through has been encouraging across our North American wholesale channels, and we expect this trend to continue under the assumption that normal seasonal weather patterns prevail during the fall/winter season.

This current positive momentum, combined with the continued innovations and product refinements that we are introducing across our product lines, have provided a favorable backdrop for encouraging initial discussions about the Fall 2015 purchasing plans of our wholesale partners and many of our international distributors.

We are facing macro-economic, competitive, and/or geopolitical uncertainty in certain markets, most notably in China, Korea and Russia, making it difficult to forecast our sales in those markets with confidence, particularly for the second half of 2015. In addition, foreign currency exchange rates may continue to be volatile and unpredictable.

Taking the above factors into consideration, and assuming macro and market conditions in key markets do not worsen materially, we currently expect 2015 net sales to grow at a double-digit rate compared with our current 2014 net sales outlook of approximately $2.06 billion, and are planning the business to realize further improvement toward our long term goal of returning to a mid-teen operating margin.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses and leverage, licensing income, operating income, operating margins, anticipated acquisition effects (including accretive earnings, operating margins, projected net sales, advance order expectations, transaction and integration expenses, and purchase accounting amortization), tax rates, projected growth in global direct-to-consumer businesses, performance of our China joint venture in future periods, inventory, capital expenditures, volatility of foreign currency exchange rates, and net income.  Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or reference future dates. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the company, including reports on Form 8-K.  Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: our ability to realize the forecasted benefits of the prAna acquisition; loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives; the effects of unseasonable weather; unfavorable economic conditions generally, the financial health of our customers, and changes in the level of consumer spending and apparel preferences; changes in international, federal or state tax policies and rates; risks inherent in doing business in foreign markets; our ability to attract and retain key employees; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner; unforeseen increases and volatility in the cost of raw materials; our reliance on product innovations; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyberattacks, or military activities around the globe; and our ability to establish and protect our intellectual property.  The company cautions that forward-looking statements are inherently less reliable than historical information.  The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations.  New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.